Exhibit 8.1
Subsidiaries of Registrant
Celestica Cayman Holdings 1 Limited, a Cayman Islands corporation;
Celestica Cayman Holdings 9 Limited, a Cayman Islands corporation;
Celestica (Dongguan-SSL) Technology Limited, a China corporation;
Celestica Holdings Pte Limited, a Singapore corporation;
Celestica Hong Kong Limited, a Hong Kong corporation;
Celestica LLC, a Delaware, U.S. limited liability company;
Celestica (Suzhou) Technology Co. Ltd, a China corporation;
Celestica (Thailand) Limited, a Thailand corporation;
Celestica (USA) Inc., a Delaware, U.S. corporation;
Impakt Holdings LLC, a Delaware, U.S. limited liability company; and
2480333 Ontario Inc., an Ontario, Canada corporation.